Exhibit 10(y)
EXECUTION VERSION

REVOLVING CREDIT AGREEMENT
Dated as of
January 15, 2018
Among
GENERAL ELECTRIC COMPANY
as the Borrower,
and
GOLDMAN SACHS BANK USA and GOLDMAN SACHS LENDING PARTNERS LLC,
as the Lenders
______________

Section 1.Credit Facility    1
Section 2.Duration of Credit Facility    1
Section 3.Availability; Mandatory Commitment Reductions; Borrowing Mechanics    1
Section 4.Interest Rate    3
Section 5.Commitment Fee    4
Section 6.Prepayment of Loans; Pro Rata Payments and Reduction of Commitments    4
Section 7.Increased Costs    8
Section 8.Taxes    9
Section 9.Representations of the Borrower    12
Section 10.Conditions Precedent    14
Section 11.Affirmative Covenants    14
Section 12.Negative Covenant    15
Section 13.Events of Default    15
Section 14.Illegality    16
Section 15.The Agent    16
Section 16.Governing Law, Jurisdiction, Waiver of Jury Trial    18
Section 17.Confidentiality    18
Section 18.Miscellaneous    19
Section 19.Acknowledgement and Consent to Bail-In of EEA Financial Institutions    22
Annex A    Form of Note
Annex B    Form of Borrowing Notice
Annex C    Form of Tax Certificate (Non-Partnerships)
Annex D    Form of Tax Certificate (Partnerships)

Schedule I    Disclosures
Schedule II    Designated Bilateral Facilities
Schedule III    Initial Commitments

REVOLVING CREDIT AGREEMENT
REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of January 15, 2018, between GENERAL ELECTRIC COMPANY (the “Borrower”) and GOLDMAN SACHS BANK USA (“GS Bank”) and GOLDMAN SACHS LENDING PARTNERS LLC (“GS Lending Partners”). GS Bank and GS Lending Partners, together with their respective permitted successors and assigns, are each referred to herein as a “Lender” and collectively as the “Lenders”.
Section 1. Credit Facility. Effective as of the Effective Date, each Lender agrees, severally and not jointly, to make Loans (as defined below) to the Borrower, in an aggregate principal amount not to exceed US$5,000,000,000 (this “Credit Facility”), subject to the terms and conditions set forth herein. The commitments of each Lender to the Credit Facility (the “Commitments”) as of the Effective Date are set forth in Schedule III hereto.
SECTION 2.     Duration of Credit Facility. This Credit Facility is available until the close of business on January 15, 2020 (the “Availability Termination Date”), at which time it shall expire.
SECTION 3.     Availability; Mandatory Commitment Reductions; Borrowing Mechanics.
(a)    This Credit Facility is available for one or more borrowings in U.S. dollars in an aggregate principal amount of up to, but not exceeding at any one time, the principal sum of the Commitments (each a “Loan”, and collectively, the “Loans”). During the period until the Availability Termination Date, the Borrower may use this Credit Facility by borrowing, repaying and reborrowing, all in accordance with the terms and conditions stated herein. Notwithstanding the foregoing or the terms and conditions of the $20,000,000,000 Revolving Dollar and Euro Credit Facility, dated as of May 9, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Syndicated Credit Facility”), between the Borrower and the lenders party thereto:
(i)    the outstanding principal amount from time to time of the Lenders’ (or their applicable lending affiliate’s) pro rata amount of all borrowings under the Syndicated Credit Facility (such outstanding pro rata borrowings, the “Syndicated Borrowings”) shall be deemed to constitute utilization of the Lenders’ Commitments hereunder (such outstanding deemed utilization of Commitments, the “Deemed Utilization”) and the Lenders’ Commitments shall be, for such time as such Deemed Utilization is outstanding, reduced on a dollar for dollar basis by the amount of the Deemed Utilization; and
(ii)    solely for purposes of this Agreement, the Commitments hereunder and the determination of Availability hereunder, at the time of a proposed borrowing hereunder (the “Proposed Borrowing”), the aggregate outstanding principal amount of Loans (after giving effect to the Proposed Borrowing) plus the Syndicated Borrowings, shall not at any time exceed the Lenders’ Commitments hereunder (after giving effect to the Deemed Utilization at such time) at such time. For the avoidance of doubt, the Lenders’ (or their applicable lending affiliate’s) commitments under the Syndicated Credit Facility shall in no way be modified or affected by this Section 3(a)(ii).
(b)    The then outstanding Commitments shall be automatically reduced (i) on January 14, 2019, to US$2,500,000,000, (ii) on April 15, 2019 , to US$750,000,000 and (iii) on July 15, 2019, to US$500,000,000; in each case, to the extent that the Commitments outstanding on such date set forth in clause (i), (ii) or (iii), as applicable, have not already been reduced to or below the amount set forth in clause (i), (ii) or (iii), as applicable, in connection with any Commitment reductions made prior to such date pursuant to Section 6(d).
(c)    The Borrower agrees that (i) contemporaneously with each Loan requested hereunder (“Requested Loan”), it shall request a loan under each Designated Bilateral Facility (as defined below) (such loans, the “Requested Other Bilateral Loans”), and (ii) the amount of such Requested Loan (after giving effect to the funding of such Requested Loan) shall not cause the Lenders’ Loan Percentage to exceed the Lenders’ Allocation Percentage at the time of such request. Each Borrowing Notice (as defined below) delivered in respect of a Loan shall be accompanied by a reasonably detailed calculation of the Loan Percentage and the Allocation Percentage, including the amount of the available commitments under each Designated Bilateral Facility at the time of such calculation, certified by a responsible officer of the Borrower.
“Allocation Percentage” means, with respect to the Lenders, the percentage equal to a fraction, the numerator of which is the aggregate available Commitments of the Lenders at the time of such calculation, and the denominator of which is the sum of (i) the aggregate available commitments under each Designated Bilateral Facility at the time of such calculation and (ii) the aggregate available Commitments of the Lenders at the time of such calculation.
“Loan Percentage” means, with respect to the Lenders, the percentage equal to a fraction, the numerator of which is the Requested Loan, and the denominator of which is the sum of (i) the Requested Other Bilateral Loans and (ii) the Requested Loan, in each case, at the time of such calculation.
(d)    If, on any date, the Borrower is not in compliance with Section 3(c) above, the Borrower shall provide notice to the Agent of such failure to comply with Section 3(c) above (which notice shall be delivered three (3) Business Days from the date the Borrower obtains knowledge of such failure) and prepay the outstanding Loans in an aggregate amount sufficient to put the Borrower back in compliance with Section 3(c) above at the time of such prepayment, which prepayment shall be made within 10 Business Days from the date of such notice from the Borrower with respect to any failure to comply with Section 3(c). Each such prepayment shall be accompanied by a reasonably detailed calculation of the Lenders’ Allocation Percentage, including the amount of the available commitments under each Designated Bilateral Facility at the time of such calculation, certified by a responsible officer of the Borrower.
(e)    Each Loan shall be a minimum of US$1,000,000 or any multiple thereof, and may, at the election of the Lenders, be evidenced by a promissory note (a “Note”) and shall be evidenced by a borrowing notice (a “Borrowing Notice”) each substantially in the forms of Annex A and Annex B attached hereto. Loans may run consecutively and shall mature and be due and payable in full on the Availability Termination Date. As used in this Agreement, “Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, the term “Business Day” shall also exclude, when used in connection with a Eurodollar Loan, any day on which banks are not open for dealings in Dollar deposits in the London and New York interbank markets.
(f)    For Base Rate Loans (as defined in Section 4 below), the Borrower will give notice to the Lenders not later than 10:00 a.m., New York City time, on the date of the proposed Loan. If the notice of such a proposed Loan is received by the Lenders by 10:00 a.m., New York City time, on any Business Day, the Lenders shall wire transfer immediately available funds by 1:00 p.m., New York City time, on such day to the Borrower to the account set forth in the borrowing notice.
(g)    For Eurodollar Loans (as defined in Section 4 below), the Borrower will give notice to the Lenders not later than 11:00 a.m., New York City time, three (3) London Business Days (as defined below) before the date of the proposed Loan. The Lenders shall wire transfer on the date specified in the borrowing notice immediately available funds by 1:00 p.m., New York City time, to the Borrower to the account set forth in the borrowing notice.
(h)    All notices under this Section 3 will be in writing, or by telephone to be confirmed in writing, and will be deemed given when received.
SECTION 4.     Interest Rate. The interest rate on each Loan shall be calculated on the exact number of days elapsed from and including the date the Loan is made to, but excluding the applicable interest payment date, and on the basis of a 360-day year, and shall be payable, (i) in the case of any Loans bearing interest at a rate determined by reference to the Base Rate (as defined below and such Loans, “Base Rate Loans”), on the last Business Day of each of March, June, September and December and on the date of any principal repayment (including, for the avoidance of doubt, the date any principal payment is due) and, (ii) in the case of any Loans bearing interest at a rate determined by reference to LIBOR (as defined below and such Loans, “Eurodollar Loans”), on the last day of each one-week or 1, 2, 3 or 6 months interest period (each an “Interest Period”) for such Loan, and, in the case of an Interest Period of more than three months’ duration, on each successive date three (3) months’ duration after the first day of such Interest Period, and on the date of any principal repayment or prepayment; and, at the Borrower’s option, shall be:
(a)    for Base Rate Loans, a floating rate equal at all times to the Applicable Margin (as defined below) for Base Rate Loans plus a rate (such rate, the “Base Rate”) that is the highest of: (i) 100% of the rate of interest established by the Agent (as defined herein), from time to time, whether or not publicly announced, as its “prime rate” at its principal office in New York City for U.S. Dollar Loans made in the United States, (ii) the FFER Percentage above the Federal Funds Effective Rate for such day (defined as the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the per annum rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it); provided that if the rate so published or quoted at such time shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (iii) the applicable interest rate for Loans bearing interest at a rate determined by reference to LIBOR (as defined below) with an interest period of one month plus 1%; or
(b)    for Eurodollar Loans, a rate for the Interest Period duration selected by the Borrower equal to LIBOR, plus the Applicable Margin for Eurodollar Loans, plus any costs incurred by making or funding Eurodollar Loans under this Agreement, if such costs result directly from any applicable banking law or regulation or from any requirement or directive of any governmental body whatsoever, including the imposition of any reserve requirement; provided, however, that (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; and (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; or
(c)    any rate mutually agreed upon by the Lenders and the Borrower at the time of such Loan.
The Borrower shall have the option to (i) on at least three (3) London Business Days’ notice, convert at any time all or any part of an outstanding Loan from a Base Rate Loan to a Eurodollar Loan, (ii) convert any Eurodollar Loan to a Base Rate Loan (provided, however, that in the event of any conversion of any Eurodollar Loan, the Borrower will compensate the Lenders for any losses incurred in the funding of the Loan where conversion is not made on the last day of the applicable Interest Period), or (iii) on at least three (3) London Business Days’ notice, upon the expiration of an Interest Period, convert a Eurodollar Loan to an Interest Period of a different duration from the expiring Interest Period; provided, however, that if no such notice is given, a new Interest Period of the same duration as the previous Interest Period shall become effective for any outstanding Eurodollar Loan.
“Applicable Margin” means a percentage per annum as determined in accordance with the pricing grid set forth in the Fee Letter as the Applicable Margin.
“Applicable Percentage” means a percentage per annum as determined in accordance with the pricing grid set forth in the Fee Letter as the Applicable Percentage.
“Fee Letter” means the fee letter, dated as of the date hereof, between the Borrower and the Lenders.
“FFER Percentage” has the meaning set forth in the Fee Letter.
“LIBOR” means, for any Interest Period, the London Inter-bank Offered Rate for deposits in U.S. dollars having a maturity comparable to such Interest Period on the day that is two London Business Days immediately preceding the first day of such Interest Period, which appears on Reuters Capital Markets Report Screen LIBOR01 (as defined below) as of approximately 11:00 a.m., London time. “Reuters Capital Markets Report Screen LIBOR01” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by ICE Benchmark Administration (or any successor that takes over administration of such rate) for the purpose of displaying London inter-bank offered rates for U.S. dollar deposits); provided that if the rate appearing on such screen at such time shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“London Business Day” means a Business Day on which dealings in deposits in U.S. dollars are transacted in the London inter-bank market.
SECTION 5.     Commitment Fee. A commitment fee at a rate per annum equal to the Applicable Percentage in effect from time to time will be charged to the Borrower in arrears on the unused portion of the Commitments starting on the Effective Date. This fee will be computed on the exact number of days elapsed on the basis of the actual number of days per year and shall be payable to the Lenders on the first Business Day following the end of each calendar quarter and on the Availability Termination Date.
SECTION 6.     Prepayment of Loans; Pro Rata Payments and Reduction of Commitments.
(a)    Voluntary Prepayments and Voluntary Commitment Reductions.
(i)    The Borrower may, at its option, at any time, without premium or penalty of any kind, prepay on any Business Day, in whole or in part, any Loan outstanding under this Agreement, plus accrued interest thereon to the date of prepayment; provided, however, that in the event of prepayment of any Eurodollar Loans, the Borrower will compensate the Lenders for any losses incurred in the funding of the Loan where repayment is not made on the last day of the applicable Interest Period.
(ii)    The Borrower may, at its option at any time, terminate, or from time to time reduce, the Commitments, in each case without premium or penalty, provided that the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 6(a)(i), the outstanding Loans would exceed the Commitments. The Borrower shall notify the Lenders of any election to terminate or reduce any of the Commitments pursuant to this Section 6(a)(ii) at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Any termination or reduction of the Commitments shall be permanent. The Borrower may terminate this Agreement concurrently with a termination in full of the Commitments as long as there are no Loans outstanding, or interest thereon, or fees due to the Lenders under this Agreement.
(b)    Pro Rata Prepayments and Commitment Reductions.
(i)    If the Borrower voluntarily prepays any indebtedness outstanding under any Designated Bilateral Facility (as defined herein) on any date, the Borrower shall also voluntarily prepay Loans outstanding under this Agreement (if any) on such date in an amount at least equal to the lesser of (x) the aggregate amount of Loans outstanding under the Credit Agreement at such time and (y) an amount such that the aggregate amount of the voluntary prepayments made on such date in respect of the Loans plus the voluntary prepayments made on such date in respect of indebtedness outstanding under any such Designated Bilateral Facility shall be allocated on a pro rata basis (determined on the basis of the aggregate outstanding principal amount at such time of the Loans and any indebtedness under any such Designated Bilateral Facility at such time). The Borrower shall deliver to the Lenders, prior to the date of any such voluntary prepayment, a certificate of a responsible officer of the Borrower calculating in reasonable detail the Lenders’ pro rata portion of the voluntary prepayment, including the aggregate amount of indebtedness outstanding at such time under any such Designated Bilateral Facility.
(ii)    If the Borrower voluntarily reduces the amount of any commitments under any Designated Bilateral Facility on any date, the Borrower shall also voluntarily reduce the Commitments on such date in an amount at least equal to the lesser of (x) the aggregate amount of the Commitments under this Agreement at such time and (y) an amount such that the aggregate amount of the voluntary commitment reductions made on such date in respect of the Commitments plus the voluntary commitment reductions made on such date in respect of any such Designated Bilateral Facility shall be allocated on a pro rata basis (determined on the basis of the aggregate outstanding Commitments and any commitments under any such Designated Bilateral Facility at such time). The Borrower shall deliver to the Lenders, prior to the date of any such voluntary commitment reduction, a certificate of a responsible officer of the Borrower calculating in reasonable detail the Lenders’ pro rata portion of the voluntary commitment reduction, including the aggregate commitment at such time under any such Designated Bilateral Facility.
(iii)    For the avoidance of doubt, the outstanding Commitments shall be automatically reduced to $0 if at any time there is no Designated Bilateral Facility with effective commitments thereunder.
(c)    Mandatory Prepayments. If, on any date, the sum of (i) the Loans then outstanding under this Agreement plus (ii) any Deemed Utilizations made prior to such date would exceed the then outstanding Commitments, the Borrower shall be required to immediately prepay the Loans in an aggregate amount sufficient to reduce such sum to an amount that does not exceed the then outstanding Commitments, together with any accrued interest on the principal amount prepaid on the date of such prepayment.
(d)    Mandatory Payments and Commitment Reductions.
(i)    Dispositions. On each Mandatory Payment Date the Borrower shall be required to apply an amount equal to 39% of all Net Disposition Proceeds received after the prior Mandatory Payment Date through the then current Mandatory Payment Date (or, with respect to the first Mandatory Payment Date, received on or after the Effective Date) (the “Disposition Payment Amount”) to repay any Loans outstanding under this Agreement; provided that the Lenders shall have the right to elect to decline all (but not a portion) of such Disposition Payment Amount. To the extent not declined by the Lenders, the then outstanding Commitments shall be automatically reduced on a dollar-by-dollar basis by the Disposition Payment Amount on such Mandatory Payment Date. Each such repayment shall be accompanied by payment of accrued interest on the amount so repaid on the date of such repayment.
(ii)    Debt Issuances. On each Mandatory Payment Date the Borrower shall be required to apply an amount equal to 100% of all Net Debt Proceeds received after the prior Mandatory Payment Date through the then current Mandatory Payment Date (or, with respect to the first Mandatory Payment Date, received on or after the Effective Date) (the “Debt Issuance Payment Amount”) to repay any Loans outstanding under this Agreement; provided, that the Lenders shall have the right to elect to decline all (but not a portion ) of such Debt Issuance Payment Amount. To the extent not declined by the Lenders, the then outstanding Commitments shall be automatically reduced on a dollar-by-dollar basis by the Debt Issuance Payment Amount on such Mandatory Payment Date. Each such repayment shall be accompanied by payment of accrued interest on the amount so repaid on the date of such repayment.
(iii)    Equity Issuances. On each Mandatory Payment Date the Borrower shall be required to apply an amount equal to 100% of all Net Equity Proceeds received after the prior Mandatory Payment Date through the then current Mandatory Payment Date (or, with respect to the first Mandatory Payment Date, received on or after the Effective Date) (the “Equity Issuance Payment Amount”) to repay any Loans outstanding under this Agreement; provided, that the Lenders shall have the right to elect to decline all (but not a portion) of such Equity Issuance Payment Amount. To the extent not declined by the Lenders, the then outstanding Commitments shall be automatically reduced on a dollar-by-dollar basis by the Equity Issuance Payment Amount on such Mandatory Payment Date. Each such repayment shall be accompanied by payment of accrued interest on the amount so repaid on the date of such repayment.
(iv)    Application of Proceeds. If, on any Mandatory Payment Date that a repayment of Loans or reduction of Commitments pursuant to Section 6(d)(i), (d)(ii) or (d)(iii) hereof would be required, the Borrower is also required to repay an Allocated Amount under a Designated Bilateral Facility at such time, then (x) the Borrower shall apply such Allocated Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount at such time of the Loans and any indebtedness under any such Designated Bilateral Facility at such time) to the repayment of the Loans and the repayment of the indebtedness under such Designated Bilateral Facility, and the amount of repayment of the Loans that would have otherwise been required pursuant to Section 6(d)(i), (d)(ii) or (d)(iii) shall be reduced accordingly, (y) the outstanding Commitments and the commitments outstanding under the Designated Bilateral Facilities shall be reduced on a pro rata basis (determined on the basis of the aggregate outstanding Commitments hereunder and any commitments under any such Designated Bilateral Facility at such time) by the amount of such Mandatory Payment Amount and the Commitment reduction that would have otherwise been required pursuant to Section 6(d)(i), (d)(ii) or (d)(iii) shall be reduced accordingly and (z) the remainder, if any, of such Mandatory Payment Amount in excess of the Allocated Amount shall be applied by the Borrower to repayment of the Loans in accordance with the terms hereof; provided that the Borrower shall deliver to the Lenders, prior to such Mandatory Payment Date, a certificate of a responsible officer of the Borrower setting forth in reasonable detail each of the Lender’s pro rata portion of the Allocated Amount, including the aggregate outstanding principal amount of any indebtedness and the aggregate commitment, in each case, at such time under any such Designated Bilateral Facility that requires a repayment or commitment reduction in connection with such Mandatory Payment Event at such time and provided, further, that to the extent any Lender or the lenders under any Designated Bilateral Facility decline to have such indebtedness repaid (any such amount, the “Declined Amount”), the pro rata portion (determined on the basis of the aggregate outstanding principal amount at such time of the Loans and any indebtedness under any Designated Bilateral Facility that has not declined such proceeds at such time) of such Declined Amount shall promptly (and in any event within five Business Days after the date of such rejection) be applied to pay the Loans and any indebtedness under any Designated Bilateral Facility that has not declined such proceeds, as applicable, in accordance with the terms of this Section 6(d) and provided, further, to the extent that each of the lenders under each applicable Designated Bilateral Facility and the Lenders hereunder elect to decline to have such Loans repaid, such Declined Amount may be retained by the Borrower.
“Allocated Amount” means that portion of the applicable Mandatory Prepayment Amount that is required under any Designated Bilateral Facility to be applied towards repayment of any outstanding indebtedness and/or reduction of any outstanding commitments under any Designated Bilateral Facility.
“Designated Bilateral Facility” means each bilateral credit facility of the Borrower set forth in Schedule II hereto; provided that in the event both such bilateral credit facilities shall be terminated, the Borrower may, on or prior to the effective date of such termination of such bilateral credit facilities, designate one or more additional bilateral or syndicated credit facilities entered into in good faith by the Borrower in writing to the Lenders as a “Designated Bilateral Facility” under this Agreement; provided further that, at any time after the designation of any additional Designated Bilateral Facility in accordance with the foregoing proviso, the Borrower may designate one or more other additional bilateral or syndicated credit facilities entered into in good faith by the Borrower from time to time in writing to the Lenders as a “Designated Bilateral Facility” under this Agreement.
“Disposition” or “Dispose” means the sale, transfer, assignment, or other disposition by the Borrower or its subsidiaries to any person (other than any of the Borrower’s direct or indirect subsidiaries) of any assets of the Borrower or its subsidiaries (other than (i) assets disposed of in the ordinary course of business or (ii) immaterial disposals of obsolete property or other property that is no longer useful in its business).
“Excluded Debt Issuance” means the issuance or incurrence of any debt by the Borrower or its subsidiaries (i) to refinance indebtedness under this Agreement, any Designated Bilateral Facility (to the extent refinanced with another Designated Bilateral Facility), the Syndicated Credit Facility or any other existing indebtedness of the Borrower or its subsidiaries (or any debt that was incurred to refinance such debt), together, in each case, with accrued and unpaid interest and any expenses, costs, premiums or other amounts payable in connection with such refinancings; provided that the outstanding drawn amount of any such refinancing debt shall not at any time exceed the amount of the respective commitments existing as of the Effective Date under such existing indebtedness of the Borrower or its subsidiaries that was refinanced by such refinancing debt, (ii) to fund pension obligations in an aggregate amount not to exceed $6,000,000,000, (iii) in respect of intercompany debt among the Borrower and its subsidiaries or among subsidiaries of the Borrower, (iv) constituting any securitization, factoring, receivables financing and/or similar financing arrangements, in each case, in the ordinary course of business and (v) constituting debt of (x) any joint venture or (y) any subsidiary of the Borrower to the extent the Borrower does not have knowledge of such debt; provided that, notwithstanding the foregoing, this clause (v) shall not include any debt that is guaranteed by the Borrower.
“Excluded Equity Issuance” means the (a) issuances of equity or equity-linked securities in connection with (i) employee stock option plans, retirement plans, employee stock ownership or purchase plans or similar equity-based compensation plans, (ii) any acquisition, (iii) any directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law and (b) issuances by the Borrower or its subsidiaries to the Borrower or any of its subsidiaries or, in the case of any non-wholly owned subsidiary, pro rata to its equity holders or on a more than pro rata basis to the Borrower or its subsidiaries.
“Mandatory Payment Amount” means, collectively, a Disposition Payment Amount, a Debt Issuance Payment Amount and an Equity Issuance Payment Amount.
“Mandatory Payment Date” means January 15, 2019 and the last Business Day of each June and December of each fiscal year of the Borrower thereafter.
“Mandatory Payment Event” means any event that results in the Borrower having to pay any borrowings (including the Loans) or reduce any commitments (including the Commitments) using Net Equity Proceeds, Net Debt Proceeds or Net Disposition Proceeds.
“Net Debt Proceeds” means the cash proceeds received by the Borrower or any of its subsidiaries (net of all fees and expenses incurred in connection therewith, including, without limitation, attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultants and other customary fees and charges incurred in connection with such issuance or sale and net of Taxes paid or payable and reasonably estimated to be payable as a result of such issuance or sale) from the issuance or incurrence of (x) new debt securities (including hybrid securities or convertible debt securities) under (i) the Indenture, dated as of October 9, 2012, between the Borrower and The Bank of New York Mellon as the trustee thereunder, (ii) any other shelf registration statement of the Borrower or any of its subsidiaries filed with the Securities Exchange Commission after the date hereof or (iii) a private placement or (y) debt pursuant to any credit facility (with the commitments thereunder deemed to be fully drawn upon effectiveness), other than (i) the Syndicated Credit Facility, (ii) the Designated Bilateral Facilities, (iii) additional credit facilities in an aggregate amount not to exceed $8,000,000,000 and (iv) any Excluded Debt Issuance.
“Net Disposition Proceeds” means with respect to any Disposition, the cash proceeds (net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, related search and recording charges, other customary expenses and brokerage, consultant and other customary fees actually incurred and paid to unaffiliated third parties in connection therewith and Taxes (including income taxes) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition and (iii) cash escrows from the sale price for such Disposition) received by the Borrower or any of its subsidiaries; provided, that, with respect to any proceeds from a Disposition received by General Electric Capital Global Holdings, LLC (“GECGH”), such proceeds shall only constitute Net Disposition Proceeds to the extent of the portion of the proceeds that is distributed by GECGH to the Borrower as a dividend or distribution at the time of such Disposition.
“Net Equity Proceeds” means the cash proceeds (net of all fees and expenses incurred in connection therewith, including, without limitation, attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultants and other customary fees and charges incurred in connection with such issuance or sale and net of Taxes paid or payable and reasonably estimated to be payable as a result of such issuance or sale) from the issuance of equity (other than Excluded Equity Issuances) received by the Borrower or any of its subsidiaries.
SECTION 7.     Increased Costs. In the event that by reason of any change in applicable law or regulation or in the interpretation thereof by any Governmental Authority (as defined in Section 8 below) charged with the administration, application or interpretation thereof, or by reason of any requirement or directive (whether or not having the force of law) of any Governmental Authority (each a “Change Event”); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, but only in the event that the applicable Change Event results in the applicable Lender being in a materially different adverse position than exists as of the Effective Date with respect to any of the items described in categories (a) and (b) below and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued (collectively, a “Change in Law”):
(a)    the Lenders should, with respect to this Agreement, be subject to any Tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than (i) any Indemnified Taxes or Other Taxes (as such terms are defined in Section 8 below) in respect of which additional amounts are payable pursuant to Section 8 below, or would be so payable but for an exception under Section 8 below, or (ii) any Excluded Taxes); or
(b)    any reserve, capital adequacy, special deposit, liquidity or similar requirements should be imposed on the commitment to lend hereunder of the Lenders;
and if any of the above-mentioned measures should result in an increase in the cost to the Lenders of making or maintaining their Loans or commitment to lend hereunder or a reduction in the amount of principal or interest received or receivable by the Lenders in respect thereof, then upon prompt notification and demand being made by the Lenders for such additional cost or reduction, the Borrower shall pay to the Lenders such additional cost or reduction; provided, however, that the Borrower shall not be responsible for any such cost or reduction that may accrue to the Lenders with respect to the period between the occurrence of the event which gave rise to such cost or reduction and the date on which notification is given by the Lenders to the Borrower. Upon receipt of such notification, the Borrower will pay such additional costs as may be applicable to the period subsequent to notification or prepay in full all Loans outstanding under this Agreement so affected by such additional costs, together with interest and fees accrued thereon to the date of prepayment in full.

SECTION 8.     Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Lenders receive an amount equal to the sum they would have received had no such deductions been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. For the avoidance of doubt, a Tax imposed by reason of or pursuant to FATCA is a Tax required by Law to be deducted or withheld.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    The Borrower shall indemnify the Lenders, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lenders (other than any penalties and interest resulting from any bad faith, gross negligence or willful misconduct of any Lender). A certificate as to the amount of such payment or liability delivered to the Borrower by the Lenders shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lenders the original or a certified copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lenders.
(e)    The Lenders shall deliver to the Borrower, on or prior to the date on which the Lenders enters into this Agreement and at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit payments under this Agreement to be made without withholding or at a reduced rate. In addition, if reasonably requested by the Borrower, the Lenders shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lenders are subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing,
(i)    if a Lender is a “United States person” as defined in Section 7701(a)(30) of the Code then such Lender shall deliver to the Borrower an IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    if a Lender is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Bank”) then such Lender shall deliver to the Borrower an IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or Form W-8IMY (together with any applicable underlying IRS forms), and, in the case of a Non-U.S. Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate substantially in the form of Annex C or Annex D, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by the Non-U.S. Bank;
(iii)    if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if any Lender were to fail to comply with the applicable documentation or reporting requirements of FATCA (including those required pursuant to Section 1471(b) or 1472(b) of the Code, as applicable), then the Lenders shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that the Lenders have or have not complied with the Lenders’ obligations under FATCA or to determine the amount to deduct and withhold from such payment (and, solely for purposes of this Section 8(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement). Such forms and documentation shall be delivered by the Lenders on or before the date they become a party to this Agreement and from time to time thereafter upon the request of the Borrower. In addition, the Lenders shall deliver such forms and documentation promptly upon the expiration, obsolescence or invalidity of any form or documentation previously delivered by the Lenders. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, no Lender shall be required to deliver any form and documentation pursuant to this Section 8 that such Lender is not legally able to deliver;
(iv)    if a Lender is a Non-U.S. Bank then it shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the date on which the Non-U.S. Bank enters into this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
(f)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8 (including by the payment of additional amounts pursuant to this Section 8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 8 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties, interest or other charges resulting from any bad faith, negligence or willful misconduct of such indemnified party) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Each Lender shall (at the request of the Borrower) use reasonable efforts (consistent with its internal policy applied on a non-discriminatory basis and legal and regulatory restrictions) to designate a different applicable lending office or to take other appropriate actions if such designation or actions, as the case may be, will avoid the need for, or reduce the amount of, any payments the Borrower is required to make under this Section 8, and will not, in the reasonable opinion of the Lenders, be otherwise materially disadvantageous to the Lenders. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lenders in connection with any such designation or other action.
As used herein, “Indemnified Taxes” means Taxes (other than Excluded Taxes and Other Taxes) that are required by applicable law to be withheld or deducted from a payment by, or on account of an obligation of, the Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, or withholdings (including backup withholding), assessments, fees or other charges or withholdings imposed by a Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Excluded Taxes” means, with respect to the Lenders, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder,
(a)    Taxes imposed on (or measured by) its net income or net profits and franchise taxes (imposed in lieu of net income taxes) by the jurisdiction under the laws of which such recipient is organized or resident, or in which its principal office or applicable lending office is located,
(b)    any tax in the nature of the branch profits tax within the meaning of Section 884(a) of the Code or any similar Taxes imposed by any other jurisdiction,
(c)    any Taxes imposed as a result of a present or former connection between a Lender or any recipient and the jurisdiction imposing such Taxes (other than any such connection arising solely from a Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement),
(d)    any Taxes imposed on the Lenders or any recipient except to the extent such Taxes would not have been imposed but for a change in applicable law or regulation that occurs after the date (i) hereof (or in the case of an assignee, after the date on which it becomes an assignee under this Agreement) or (ii) a Lender changes its lending office, except in each case to the extent that, pursuant to Section 8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,
(e)    any withholding or backup withholding Taxes attributable to a failure or inability of the Lenders or recipient to comply with Section 8(e), and
(f)    any U.S. federal withholding taxes that are imposed by reason of or pursuant to FATCA.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any successor Code provisions that are substantively similar thereto and which do not impose criteria that are materially more onerous than those contained in such Sections as of the date of this Agreement) any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, or official agreement implementing any such agreements.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 8(g)) and as a result of a present or former connection between a Lender and the jurisdiction imposing such Tax (other than connections arising from a Lender having executed, delivered, become a party to, performed its obligations under, received payments under, or enforced this Agreement).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time.
SECTION 9.     Representations of the Borrower. The Borrower represents as follows:
(a)    The Borrower has been duly incorporated and is validly existing and in good standing under the laws of the State of its incorporation, and the Borrower has all requisite power and authority to conduct its business, to own or lease its properties and to execute, deliver and perform its obligations under this Agreement and the Fee Letter;
(b)    The execution, delivery and performance by the Borrower of this Agreement, the Fee Letter and of any Note has been duly authorized by all necessary corporate action, and does not and will not violate any provision of any law or regulation or contractual restrictions binding on the Borrower and material to the Borrower and its subsidiaries, taken as a whole;
(c)    This Agreement and the Fee Letter constitute, and any Notes which are duly executed and delivered by the Borrower will constitute, legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject however to (i) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (ii) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights, generally, heretofore or hereafter enacted;
(d)    As of the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against the Borrower or against any of its properties or revenues (i) with respect to this Agreement or any of the transactions contemplated hereby; and (ii) except as (x) disclosed in public filings of the Borrower prior to the date hereof, (y) set forth in Schedule I hereto or (z) otherwise disclosed to the Lenders prior to the date hereof, that could reasonably be expected to have a Material Adverse Effect (as defined below); and
(e)    (i) The consolidated balance sheet of the Borrower and its statements of income, stockholders’ equity and cash flows as of and for the fiscal year ending December 31, 2016, as filed with the Securities and Exchange Commission, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such date and for such periods in accordance with generally accepted accounting standards in the United States (“GAAP”); and (ii) except as (x) disclosed in public filings of the Borrower prior to the date hereof, (y) set forth in Schedule I hereto or (z) otherwise disclosed to the Lenders prior to the date hereof, since such last fiscal year-end to the date hereof, no fact, event or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect (defined below) with respect to the Borrower and its subsidiaries taken as a whole.
(f)    The Borrower maintains in effect policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, and no action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its subsidiaries with respect to Anti-Corruption Laws or Sanctions is pending or, to the knowledge of the Borrower, threatened. None of the Borrower or any subsidiary nor, to the knowledge of the Borrower or such subsidiary, any of their respective directors, officers or employees or any of their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(g)    The Borrower shall use the proceeds of the Loans hereunder for its general corporate purposes. No part of the proceeds of the Loans or the transactions contemplated hereby will be used by the Borrower (i) in violation of Anti-Corruption Laws or applicable Sanctions or (ii) whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any margin stock or for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.
(h)    The Borrower maintains in effect policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with the Anti-Money Laundering Laws. The operations of the Borrower and its subsidiaries are in compliance in all material respects with the Bank Secrecy Act and implementing regulations and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its subsidiaries conduct business, and the rules and regulations thereunder (collectively, the “Anti‑Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.
(i)    The Borrower is not an EEA Financial Institution.
As used herein:
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption.
“Bank Secrecy Act” means The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330), as amended.
“Material Adverse Effect” means a material adverse effect on (a) the results of operations or financial condition of the Borrower and its subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement, any Note or the rights or remedies of the Lenders hereunder or thereunder.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Sanctioned Country” means a country or territory which at any time is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, any (a) Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council or any similar list maintained by the European Union or any EU member state, (b) any Governmental Authority of any Sanctioned Country, (c) any Person located, organized or resident in a Sanctioned Country or (d) any Person directly or indirectly 50% or more owned by, or otherwise controlled by, any Person referenced in clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, France or Her Majesty’s Treasury of the United Kingdom.
SECTION 10.     Conditions Precedent.
(a)    The effectiveness of this Agreement (such date of satisfaction, the “Effective Date”) is subject to the satisfaction of each of the following conditions:
(i)    receipt by the Lenders of a fully executed original (or electronic (pdf.) transmission followed by an original) of this Agreement, the Fee Letter and, if required by the Lenders, the Notes;
(ii)    receipt by the Lenders of customary corporate documentation (including, authorizing resolutions and bylaws) and incumbency certificate of the Borrower;
(iii)    receipt by the Lenders of a favorable written opinion dated the Effective Date of (x) in-house counsel for the Borrower and (y) Weil, Gotshal & Manges LLP, counsel to the Borrower, and the Borrower hereby requests such counsel to deliver such opinions.
(b)    The obligation of the Lenders to make each Loan is subject to the satisfaction of the following conditions:
(i)    the representations of the Borrower set forth in this Agreement (except for the representations set forth in clauses (d) and (e) of Section 9 above) shall be true and correct in all material respects on and as of the date of such Loan.
(ii)    at the time and immediately after giving effect to such Loan, no Event of Default (as defined in Section 13 below) shall have occurred and be continuing with respect to the Borrower.
Each Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b)(i) and (b)(ii) of this Section 10.
SECTION 11.     Affirmative Covenants. The Borrower hereby agrees that, so long as the Credit Facility is in effect it shall:
(a)    furnish to each Lender:
(i)    as soon as available, but in any event within 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries, as at the end of its most recent fiscal year and the related audited consolidated statements of income and of cash flows for such year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and
(ii)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries, as at the end of its most recent fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the unaudited consolidated statement of cash flows for the portion of the fiscal year through the end of such fiscal quarter.
All such financial statements shall be complete and correct in all material respects as of their date and shall have been prepared in accordance with GAAP. Timely filing of such statements with the Securities and Exchange Commission shall constitute compliance with this Section 11; provided that the Borrower agrees to provide hard copies of such statements to the Lenders upon the reasonable request of the Lenders made to the Borrower in accordance with Section 18 hereof.
(b)    preserve and maintain its corporate existence and all its material rights (charter and statutory) privileges and franchises to the extent failure to do so could reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower may consummate any merger, consolidation or sale of assets permitted under Section 12 hereof.
SECTION 12.     Negative Covenant. The Borrower shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person or persons, unless:
(a)    in case the Borrower shall consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which the Borrower is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, partnership, trust or other entity, and shall expressly assume, by an amendment or joinder supplemental hereto, executed and delivered to the Lenders, in form satisfactory to the Lenders, the due and punctual payment of the principal of and any interest or other expenses on all the Loans and the performance or observance of every covenant of this Agreement or the Fee Letter on the part of the Borrower to be performed or observed; and
(b)    immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.
SECTION 13.     Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    (i) a default shall occur in the payment of principal of any Loan under this Agreement; or a default shall occur in the payment of interest on any Loan, any commitment fees or any fees payable under the Fee Letter, and such default is not cured within fifteen days after notice thereof by the Lenders to the Borrower, or (ii) a default shall occur in respect of any other borrowing by the Borrower (in the aggregate principal amount of $100,000,000 or more) and such default causes acceleration thereof, or (iii) bankruptcy, reorganization, insolvency receivership, insolvency or similar proceedings are instituted by or against the Borrower and, if instituted against the Borrower, are not vacated within 60 days, or (iv) if the Borrower makes an assignment for the benefit of creditors, or (v) if the Borrower is unable to pay its debts generally as they become due and admits expressly such inability in writing;
(b)    any representation or warranty made in writing or deemed made by or on behalf of the Borrower in connection with this Agreement, or in any report, certificate, financial statement or other document furnished in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or
(c)    the Borrower shall fail to observe or perform (i) any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a) or (b) of this Section 13 or in Section 12 hereof) or the Fee Letter and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lenders to the Borrower or (ii) the covenant set forth in Section 12 hereof and such failure shall continue unremedied for a period of 90 days after notice thereof from the Lenders to the Borrower;
then, and in any such event (other than an event described in clause (a)(iii) or (a)(iv) of this Section 13), if such default subsists, the Lenders, by written notice to the Borrower, may declare any Loan by the Borrower to be and it, together with accrued interest thereon, shall thereupon become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Lenders’ commitment to lend hereunder shall, at the Lenders’ option, cease and terminate; and in case of any event described in clause (a)(iii) or (a)(iv) of this Section 13, the Lenders’ commitment to lend hereunder shall automatically cease and terminate and the Loans, together with accrued interest thereon, shall automatically become due and payable. Upon the occurrence of any default specified in this Section 13 that is not cured within the respective periods prescribed above, the Borrower will give prompt written notice thereof to the Lenders. If, as a result of the Borrower’s default, the Lenders retain an attorney to collect any amounts due hereunder, the Borrower will pay all reasonable costs of collection including reasonable attorneys’ fees.
SECTION 14.     Illegality. Notwithstanding any other provision herein, if the adoption of or any change in applicable law or regulation or in the interpretation or application thereof shall make it unlawful for the Lenders to make Loans as contemplated by this Agreement, the commitments of the Lenders to make Loans hereunder shall forthwith be canceled. If circumstances subsequently change so that the Lenders are no longer so affected, the Lenders will promptly notify the Borrower, and upon receipt of such notice, the obligations of the Lenders to make Loans hereunder shall be reinstated.
SECTION 15.     The Agent.
(a)    The Lenders agree that GS Bank shall act as agent for the Lenders in respect of this Agreement and the Fee Letter (in such capacity, the “Agent”) and each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
(b)    The Agent shall (i) give all notices required to be given by the Lenders under this Agreement or the Fee Letter, (ii) receive all notices and other documents required to be delivered to the Lenders under this Agreement or the Fee Letter, (iii) allocate, in its sole discretion, the amount of any reduction of Commitments pursuant to this Agreement or the Fee Letter between the Lenders, (iv) receive all payments of principal, interest, fees and other amounts paid pursuant to this Agreement or the Fee Letter and allocate, in its sole discretion, the amount of such payments of principal, interest, fees and other amounts between the Lenders. Any such notice or other document delivered by the Borrower to the Agent, and any such payment made by the Borrower to the Agent, shall satisfy the Borrower’s obligation under this Agreement or the Fee Letter to deliver such notice or other document to the Lenders or to make such payment to the Lenders. Notwithstanding anything to the contrary in this Agreement, the Borrower and the Lenders agree that each Lender shall remain independently liable for its Commitment.
(c)    The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each assignment agreement delivered to it pursuant to Section 18(d) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    GS Bank shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and GS Bank and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any subsidiary or other affiliate thereof as if it were not the Agent hereunder.
(e)    The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether any event has occurred and is continuing which, after notice or lapse of time or both, would become an Event of Default, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its subsidiaries that is communicated to or obtained by GS Bank or any of its affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Lenders or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Event of Default or any event which, after notice or lapse of time or both, would become an Event of Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 10 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
(f)    The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(g)    The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s affiliates (collectively, as to each such Person, its “Related Parties”). The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities as the Agent.
(h)    Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
SECTION 16.     Governing Law, Jurisdiction, Waiver of Jury Trial.
(a)    Governing Law. This Agreement and any Notes issued hereunder shall be governed by and construed in accordance with the laws of the State of New York.
(b)    Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lenders may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(c)    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
SECTION 17.     Confidentiality. Each Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives, provided that such Persons need such Information in connection with such Lender’s performance or administration of this Agreement (it being understood that such Lender shall remain responsible for maintaining the confidentiality of the Information and any disclosure by any such Persons), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, provided that such authority is notified of the confidentiality of the Information, to the extent practicable and otherwise permitted by applicable law, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to actual or prospective assignees and then only on a confidential basis, (e) in connection with the exercise of remedies hereunder or under any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 17, to any assignee of or Participant (as defined below) in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this paragraph or (2) becomes available to the Lenders or any of their respective affiliates from a source other than the Borrower, provided that such Information is not known by the Lenders to be subject to a confidentiality agreement or other obligation regarding non-disclosure with the Borrower or any other Person. For purposes of this paragraph, “Information” means information relating to this Agreement and the Fee Letter and all information received from the Borrower or any affiliate, agent, advisor or representative thereof relating to Borrower or any affiliate thereof or their respective businesses in connection with this Agreement and the Fee Letter, in all forms and including, without limitation, verbally communicated information, documents, notices, papers, notes, disclosures, software, and electronic or other media, but excluding any such information that is available to the Lenders on a nonconfidential basis prior to disclosure by the Borrower or any subsidiary thereof. Each Lender acknowledges that (a) the Information may include material non-public Information concerning the Borrower or an affiliate as the case may be, (b) it has developed compliance procedures regarding the use of material non-public Information and (c) it will handle such material non-public Information in accordance with applicable requirements of law, including federal and state securities laws.
SECTION 18.     Miscellaneous.
(a)    Notices. Except in the case of notices expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing (including by electronic transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email with PDF attachment (unless any party has previously notified the other parties hereto that it does not wish to receive notices by email), as follows:
(i)    if to the Borrower, to it at 901 Main Avenue, Norwalk, CT 06851, Attention: Senior Vice President and Treasurer;
(ii)    if to GS Bank, to it at 200 West Street, New York, NY 10282-2198; Attention: SBD Operations; fax: 917.977.3966; email: gs-dallasadminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com; and
(iii)    if the GS Lending Partners, to it at 200 West Street, New York, NY 10282-2198;Attention: SBD Operations; fax: 917.977.3966; email: gs-dallas-adminagency@ny.email.gs.com and gssbdagency-borrowernotices@ny.email.gs.com.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(b)    Waivers; Amendments. Neither this Agreement, the Fee Letter nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lenders.
(c)    Indemnity. The Borrower shall (i) pay all reasonable out-of-pocket expenses incurred by the Lenders, including the reasonable fees, charges and disbursements of any one counsel for the Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement and (ii) indemnify each Lender and its affiliates and the respective directors, officers, employees, agents and advisors of each Lender and such Person’s affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or the performance by the parties hereto of their respective obligations hereunder, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to work cooperatively with the Borrower with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. To the extent reasonably practicable and not disadvantageous to any Indemnitee, it is anticipated that a single counsel selected by the Borrower may be used. Settlement of any claim or litigation involving any material indemnified amount will require the approvals of the Borrower (not to be unreasonably withheld or delayed) and the relevant Indemnitee (not to be unreasonably withheld or delayed).
(d)    Successors and Assigns. The provisions of this Agreement and the Notes shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Lenders may not assign or otherwise transfer any of their rights or obligations hereunder or under any Note without the prior written consent of the Borrower, such consent not to be unreasonably withheld; provided, that any consent of the Borrower otherwise required under this paragraph shall not be required (x) if an Event of Default has occurred and is continuing or (y) for any assignment between GS Bank and GS Lending Partners and (ii) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any Note without the prior written consent of the Lenders, such consent not to be unreasonably withheld (and, in the case of clauses (i) and (ii), any attempted assignment or transfer by a party without such consent shall be null and void). In connection with the assignment or transfer of any of its rights or obligations hereunder or under any Note, the Lenders shall timely provide the Borrower with written notice that includes the name and address of each assignee and the principal amount and stated interest owing to each assignee under the Credit Facility. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, and their respective successors and assigns) any legal or equitable right, remedy or claim under or by reason of this Agreement. This Agreement together with the Fee Letter and the Notes constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
(e)    Participations.
(i)    Each Lender may, without the consent of the Borrower, sell participations to one or more banks or financial institutions (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it) if the ratings that have been most recently announced by Standard & Poor’s Financial Services LLC (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch, Inc. (“Fitch”), as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower, do not satisfy all three of the following: (x) A- or higher by S&P, (y) A3 or higher by Moody’s, or (z) A- or higher by Fitch; provided, that, (A) if only one of S&P, Moody’s and Fitch shall have in effect such debt rating, such rating shall be determined by reference to the available rating and (B) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to such rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be and provided, further, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(ii)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant:

(A)	increase the Commitment of such Lender;

(B)	reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable in connection therewith;

(C)
postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment; or

(D)	change any of the provisions of this Section.
(iii)    Subject to Section 17(e)(iv), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 7 and 8 to the same extent and subject to the same conditions as if it were the applicable Lender and had acquired its interest by assignment pursuant to paragraph (d) of this Section at the time of the participation. Each Lender, acting solely for tax purposes as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant in the Loans or other obligations under this Agreement (the “Participant Register”); provided that, except as set forth in the penultimate sentence of this paragraph, the applicable Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loans or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the applicable Lender shall treat such person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. In consideration of this Section 17(e), the Participant Register shall be available for inspection by the Borrower upon reasonable request and prior notice, provided that the Borrower in good faith determines it is necessary or appropriate to access the Participant Register in order to establish that the Loans and other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Borrower shall keep any information obtained from the Participant Register confidential, except to the extent that a taxing authority requires disclosure for the sole purpose of establishing that the Loans and other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(iv)    A Participant shall not be entitled to receive any greater payment under Section 7 or 8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 8 unless the Borrower is notified of the Participation sold to such Participant and such Participant complies with Section 8 as though it were the Bank.
(f)    Counterparts. Effectiveness. This Agreement may be executed in counterparts (and by different parties on different counterparts), each of which shall constitute an original, but all of which taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by both parties. Delivery of an executed signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
(g)    USA Patriot Act. The Lenders hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other reasonable information that will allow the Lenders to identify the Borrower in accordance with said Act. The Borrower shall provide such information upon request by the Lenders.
(h)    No Fiduciary Duty. The Lenders and their affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates.  The Borrower agrees that nothing in this Agreement and any related documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and the Borrower, its stockholders or its affiliates, on the other.  The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) the Lender Parties have not assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
SECTION 19.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by (a) an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
As used herein:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EMU Legislation” means legislative measures of the European Union (including, without limitation, the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the writedown and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized representatives as of the day and year first written above.

GENERAL ELECTRIC COMPANY

By:    /s/ Daniel C. Janki
Name: Daniel C. Janki
Title: Senior Vice President and Treasurer

GOLDMAN SACHS BANK USA

By: /s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By: /s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

ANNEX A
[FORM OF] PROMISSORY NOTE

U.S. $__[amount]________         [date]
On the Availability Termination Date, for value received GENERAL ELECTRIC COMPANY (the “Borrower”), hereby promises to pay to the order of [Goldman Sachs Bank USA] [Goldman Sachs Lending Partners LLC] (the “Lender”), at [address of Lender] in lawful money of the United States of America, ____________Dollars (U.S. $_________), with interest thereon from the date hereof at the rate determined in accordance with the Credit Agreement.
The undersigned waives presentment for payment, protest, notice of protest, and notice of non-payment of this Note.
This Note evidences a Loan under and is subject to the terms (including, but not limited to, provisions for prepayment, extension and acceleration if provided for under the Credit Agreement) of a certain Revolving Credit Agreement dated as of January 15, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between the Borrower and the Lender, which Loan shall mature and be due and payable in full on the Availability Termination Date.
Terms defined in the Credit Agreement are used herein with the same meanings.

GENERAL ELECTRIC COMPANY

By: ______________________________
Name:
Title:

ANNEX B

[FORM OF] BORROWING NOTICE

[Bank address]
[DATE]
Ladies and Gentlemen:
Reference is made to the Revolving Credit Agreement, dated as of January 15, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between General Electric Company (the “Borrower”), Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (collectively, the “Lenders”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Notice pursuant to Section 3 of the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Loan requested hereby:

A.	Aggregate Amount of Loan:

B.	Date of Loan:

C.	Type of Loan:

D.	Interest Period (if a Eurodollar Loan):

E.	Interest Payment Dates:

F.	Availability Termination Date/Maturity (subject to extension by the Borrower if provided for under the Credit Agreement):

G.	Location and number of Borrower’s account to which proceeds of Loan are to be disbursed:
Very truly yours,
GENERAL ELECTRIC COMPANY

By: _____________________________
Name:
Title:
ANNEX C

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement, dated as of January 15, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between General Electric Company (the “Borrower”), Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (collectively, the “Lenders”).
Pursuant to the provisions of Section 8(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) with respect to the Loan(s), it is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[BANK]
By:
Name:
Title:
Date: ________ __, 20[ ]

ANNEX D

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement, dated as of January 15, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between General Electric Company (the “Borrower”), Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (collectively, the “Lenders”).

Pursuant to the provisions of Section 8(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the Loan(s), neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[BANK]
By:
Name:
Title:
Date: ________ __, 20[ ]

Schedule I

Disclosures

1.    All matters relating to the actuarial review of the insurance reserves of the Borrower’s reinsurance subsidiary, North American Life & Health (“NALH”), including GAAP and statutory accounting impacts, the determination of the amount, manner and timing of a required statutory capital contribution for NALH’s insurance reserves and related discussions by NALH with its principal regulator, the Kansas Department of Insurance.

2.    All matters, including charges and impairments, associated with designating assets as “Held for Sale” or other disposition related activity as part of GE’s strategy and effort to revise its portfolio of businesses to focus on Aviation, Healthcare and Power segments, including previously announced plans to sell approximately $20 billion of industrial assets, and any actions to reduce the size of GE Capital.

3.    All matters, including charges or cash tax payments, relating to GE’s implementation of US tax reform, including but not limited to the impact of transition tax on historic foreign earnings.

Schedule II

Designated Bilateral Facilities

1.	The Revolving Credit Agreement, dated the date hereof, between General Electric Company as the Borrower and Morgan Stanley Senior Funding, Inc. as the Bank.

2.	The Revolving Credit Agreement, dated the date hereof, between General Electric Company as the Borrower and Citibank, N.A. as the Bank.

Schedule III

Initial Commitments

Lender	Initial Commitment
Goldman Sachs Bank USA	$2,350,000,000
Goldman Sachs Lending Partners LLC	$2,650,000,000